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                                  EXHIBIT 10.5


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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of the 1st day of September, 1997, is entered into by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation ("Company") and STEVEN B. ROTHENBERG ("Mr. Rothenberg") under the following circumstances:

W I T N E S S E T H:

     WHEREAS, the Company desires to induce Mr. Rothenberg to enter the employ of the Company for the period provided in this Agreement in accordance with the terms and conditions set forth below; and

     WHEREAS, Mr. Rothenberg is willing to accept such employment with the Company on a full-time basis in accordance with such terms and conditions;

     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows: 1. Employment Duties. Mr. Rothenberg shall perform the duties of Senior Vice President - Finance, Chief Financial Officer, and Treasurer and Mr. Rothenberg shall report directly to the Company's Chief Executive Officer.

     2(a). COMPENSATION. Company shall during the term hereof pay to Mr. Rothenberg a base salary at the annual rate of not less than One Hundred Ninety Thousand Dollars ($190,000) ("Base Salary"). Company shall pay Mr. Rothenberg the Base Salary in accordance with Company's normal salary payment schedule.

     2(b). ANNUAL BONUSES. Mr. Rothenberg shall be entitled to receive annual bonuses under an annual executive bonus plan to be developed by the Company if such plan is approved by the Company's Board of Directors.

     3. BENEFITS. During the term of this Agreement, Company shall provide Mr. Rothenberg with fringe benefits which are equivalent or preferable to the benefits which Company shall provide for its employees generally and to which Mr. Rothenberg would otherwise be entitled.

     4. BUSINESS EXPENSES.

          A. Company, in accordance with the rules and regulations that it may issue from time to time, shall reimburse Mr. Rothenberg for ordinary and reasonable business expenses incurred in carrying our his duties hereunder.

          B. In addition to the ordinary expenses specified in Section 4-A above, Company shall reimburse Mr. Rothenberg or advance on Mr. Rothenberg's behalf



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reasonable expenses incurred in traveling from Mr. Rothenberg's primary residence to Company headquarters (airfare), local transportation ($600.00 per month), lodging (i.e. apartment or hotel), and other reasonable incidental expenses.

     5. COVENANT NOT TO COMPETE. Company and Mr. Rothenberg agree that the services to be rendered by Mr. Rothenberg hereunder are unique. In consideration for all the rights granted to Mr. Rothenberg in this Agreement, Mr. Rothenberg hereby agrees that during the term of this Agreement, and for a period of two
(2) years after the termination of Mr. Rothenberg's employment with Company unless such termination is by the Company without cause, Mr. Rothenberg will not, from any location in the United States of America or elsewhere where the Company conducts business during the term of this Agreement, engage in or participate in, directly or indirectly, individually or as an agent, employee, officer, director, shareholder (excluding being the holder of stock which represents not more than a 1% interest in a publicly-held corporation), partner, financier or in any other capacity whatsoever or lend his name to any business involved in the research, development, commercialization, manufacture, assembly, sale, licensing, sublicensing, distribution, supplying or marketing of desktop video conferencing products, video on demand products, and/or related products and other applications of Company's technology and/or products as currently exist or are developed in the future.

     6. NON-DISCLOSURE.

          A. "Proprietary Information" means information disclosed to or otherwise made available to Mr. Rothenberg or known by him as a consequence of or through Mr. Rothenberg's employment by Company and related to any technologies, applications, patents, patent applications and/or claims, products, processes, or services in which Company is currently or is likely to become engaged, and which gives either Company and/or subsidiaries and affiliates a competitive advantage, including, without limitation, information relating to patents, patent applications, research, development and inventions.

          B. Mr. Rothenberg recognizes and acknowledges that all information defined herein as Proprietary Information, is valuable, special, and unique belonging solely to Company. Mr. Rothenberg shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, use or disclose Proprietary Information whether or not specifically described above except (I) as required in connection with the performance of his duties as contemplated under the terms of this Agreement or (ii) as permitted, in writing, by the Board of Directors of the Company.

          C. The obligation of Mr. Rothenberg to protect and not to disclose the Proprietary Information disclosed to him shall not apply to information that is:

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               (1) Generally available to the public prior to its disclosure by the Company or that becomes generally available to the public after disclosure by the Company through no fault of Mr. Rothenberg.


               (2) Obtained or acquired by Mr. Rothenberg from a third party in possession of such information who is not under obligation to the Company not to disclose the information; or

               (3) Ordered by a court of competent jurisdiction or governmental agency to be produced by Mr. Rothenberg; provided, however, that upon receipt of any such order, Mr. Rothenberg shall immediately notify the Company of such order so that an appropriate protective agreement or order can be sought.

     7. EFFECTIVE DATE. The term of this Agreement shall commence on September 1, 1997 (the "Effective Date").

     8. TERM.

          A. The initial term of this Agreement shall commence of the Effective Date and shall continue until the date one (1) year from the Effective Date, unless sooner terminated pursuant to Section 11 hereof.

          B. Subsequent to the expiration of the initial one (1) year term, this Agreement shall continue in full force and effect for successive year renewal terms unless either party gives the other party written notice of non-renewal at least six (6) months prior to the expiration of the initial term or any renewal term.

     9. TERMINATION.

          A. This Agreement shall be terminated immediately upon the death of Mr. Rothenberg. This Agreement may be terminated by Company if Mr. Rothenberg should be rendered incapable by illness or any other causes relating to Mr. Rothenberg's health from complying with the provisions of this Agreement for a consecutive six month period ("Disability"). If this Agreement is terminated by reason of the Disability of Mr. Rothenberg, Company shall give at least thirty
(30) days' written notice of such termination to Mr. Rothenberg.

          B. This Agreement shall terminate immediately "For Cause" at the option of Company, in the event Mr. Rothenberg shall (i) have been convicted of , or pled guilty or no contest to, a felony or lesser crime involving direct injury to the Company or moral turpitude, or (ii) commits an act which Mr. Rothenberg knows will have adverse consequences to Company, is not in the best interest of Company and is designed to benefit Mr. Rothenberg's own interest, including, but not limited to, a breach by Mr. Rothenberg of the Covenant Not to Compete provided for in Section 5 above.

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          C. After the termination of this Agreement, Mr. Rothenberg shall remain bound by the provisions Sections 5, 6, and 7 hereof. In addition, in the event of termination pursuant to this Section 9, Mr. Rothenberg shall not be entitled to receive any further compensation under this Agreement.

     10. POST-TERMINATION BENEFITS.

          A. In the event Company terminates Mr. Rothenberg's employment "For Cause" (as provided in Section 9 of this Agreement), Company shall have no continuing obligation to make any payments or to provide Mr. Rothenberg any benefits under this Agreement, except for Salary earned by Mr. Rothenberg prior to the effective date of Company's termination, but not yet paid.

          B. In the event Company terminates Mr. Rothenberg's employment other than "For Cause" during the term of this Agreement, Company shall continue to pay Mr. Rothenberg his Base Salary for six (6) months, despite such earlier termination.

     11. DATA. Upon termination of this Agreement for any reason, Mr. Rothenberg or his personal representative shall promptly deliver to Company all books, memoranda, plans, records, information and written data, and all copies of same, of every kind relating to the business and affairs of Company which are then in his possession.

     12. WAIVER OF BREACH. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on this part of either of Mr. Rothenberg or of Company.

     13. NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and delivered in person or sent by certified mail or overnight express carrier to Company at its then current principal place of business to the attention of the Chief Executive Officer or to Mr. Rothenberg at his residence as shown on Company's payroll records.

     14. ASSIGNMENT. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party.

     15. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, the remainder of this Agreement shall, nevertheless, remain in full force and effect.

     16. ENTIRE AGREEMENT. On the Effective Date, the terms and provisions of this Agreement constitute the entire agreement between the Company and Mr. Rothenberg with respect to the subject matter hereof, and shall supersede any and all prior agreements or understanding between the Company and Mr. Rothenberg, with respect to the subject matter hereof, whether written or oral. This Agreement may be



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amended or modified only by written instrument executed by Mr. Rothenberg and
Company.

     17. GOVERNING LAW. This Agreement shall be governed by, and its provisions construed and enforced in accordance with , the laws of the State of Delaware.

     18. RELEASE. Mr. Rothenberg hereby releases any and all rights which he may have with respect to the Company's Proprietary Information, technology, patents and patent applications.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                         VIDEOLAN TECHNOLOGIES, INC.


                                         By:_________________________________

                                         Its:  Chief Executive Officer


                                         ____________________________________
                                         STEVEN B. ROTHENBERG